Exhibit 99.3

EDWIN MCGUSTY

December 4, 2007

Board of Directors
Expedition Leasing, Inc.
20711 Sterlington Drive
Land O’ Lakes, Florida 34638

Re: Waiver of Salary

Dear Sir/Madam:

Please be advised that I hereby agree to waive all accrued compensation owed to me for services rendered to Expedition Leasing, Inc. in the amount of $20,000, which represents the entire obligation due and owing to me by the Company as of the date hereof.

Very truly yours,

/s/ Edwin McGusty
Edwin McGusty